Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated October 28, 2022 with respect to the consolidated balance sheets of Recon Technology, Ltd and Subsidiaries as of June 30, 2021 and 2022, and the related consolidated statements of operations and comprehensive (loss) income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2022, and the related notes appearing in Recon Technology, Ltd’s Annual Report on Form 20-F for the year ended June 30, 2022, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts”.

/s/ Friedman LLP

New York, New York

December 2, 2022